Exhibit 99.1
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DSL.net (TM)                545 Long Wharf Drive, 5th floor, New Haven, CT 06511
More than just DSL...                      Tel: 1-877-DSL-NET1 Fax: 203-624-3612
                                            Email: info@dsl.net Web: www.dsl.net




DSL.NET CLOSES ON ACQUISITION OF NETWORK ASSETS AND CUSTOMER LINES OF NETWORK ACCESS SOLUTIONS

-- Deal Expected to Increase Company's Monthly Revenue and Subscriber Lines by Approximately 50% While Doubling Network Points of Presence --

NEW HAVEN, Conn. -(BUSINESS WIRE), Jan. 13, 2003 - DSL.net, Inc. (NASDAQ: DSLN), a leading nationwide provider of broadband communications services to businesses, today announced that it has completed its acquisition of network assets and associated subscriber lines of Herndon, Va.-based Network Access Solutions Corporation (OTC: NASC.OB).

"This acquisition represents a major milestone for DSL.net by further improving our already strong position as a national broadband service provider with a significant concentration of network assets in the densest region for data communications traffic in the United States," said David F. Struwas, chairman and chief executive officer of DSL.net. "As a result of this transaction, we expect that both our monthly revenue and current subscriber lines will increase by approximately 50 percent. In addition, we have more than doubled our network points of presence and increased our ability to drive new sales onto our network."

The acquired network extends from Virginia to Massachusetts and includes more than 300 central offices in major metropolitan areas. Struwas said the acquired network assets complement DSL.net's existing network, which is primarily located in second-tier cities. He reiterated that the thousands of customers currently serviced by the acquired network assets should experience a seamless transition since no new installations or equipment changes are required.

The DSL.net bid of $14 million - consisting of $9 million in cash and a $5 million note - was recently approved by the U.S. Bankruptcy Court for the District of Delaware following an auction of the NAS network assets and associated subscriber lines. NAS had filed for Chapter 11 reorganization in June 2002.

ABOUT DSL.NET
Based in New Haven, Conn., DSL.net, Inc. combines its own DSL facilities, nationwide network infrastructure, and Tier I Internet Service Provider (ISP) capabilities to provide high-speed Internet access and value-added services directly to small- and medium-sized businesses throughout the United States. A certified CLEC in all 50 states, plus Washington, D.C. and Puerto Rico, DSL.net sells to businesses, primarily through its own direct sales channel.

DSL.net augments its direct sales strategy through select system integrators, application service providers and marketing partners. In addition to a number of high-performance, high-speed Internet connectivity solutions specifically designed for businesses, DSL.net product offerings include Web hosting, DNS management, enhanced e-mail, online data backup and recovery services, firewalls, virtual private networks and nationwide dial-up services. For more information on DSL.net, visit WWW.DSL.NET, e-mail INFO@DSL.NET, or call 1-877-DSL-NET1 (1-877- 375-6381).

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, including, without limitation, those regarding the integration of the acquired NAS network assets and subscriber lines into DSL.net and the effect of those assets and subscriber lines on DSL.net's operating results, are subject to a variety of risks and uncertainties, many of which are beyond DSL.net's control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, (i) successful integration of the acquired NAS assets and subscriber lines into DSL.net, (ii) DSL.net's ability to realize the revenue, earnings, cash flows and synergies anticipated from the acquisition of the NAS assets, (iii) market demand for DSL.net's products and services, (iv) DSL.net's ability to recruit and retain qualified personnel and manage the growth of its business, (v) competition and (vi) regulatory, legislative and judicial developments, all of which could adversely affect the way DSL.net operates its business. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. DSL.net undertakes no obligation, and disclaims any obligation, to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks faced by DSL.net, see the disclosure contained under "Risk Factors" in DSL.net's Annual Report on Form 10-K for the year ended December 31, 2001, which has been filed with the Securities and Exchange Commission.

DSL.net is a trademark of DSL.net, Inc. Other company names may be trademarks of their respective owners.


Contacts:

            Media:                                  Investors
            Joe Tomkowicz                           Bob DeSantis
            203-782-3885                            203-782-3267
            JTOMKOWICZ@DSL.NET                      INVESTORS@DSL.NET
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